Exhibit 5.1

[Jones Day Letterhead]

January 24, 2007

SunPower Corporation

3939 North First Street

San Jose, CA 95134

Re:     SunPower Corporation

Ladies and Gentlemen:

We are furnishing this opinion to you in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by SunPower Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933 (the “Act”) with respect to the registration of an aggregate of 4,106,884 shares of Class A Common Stock, $0.001 par value per share, of the Company (the “Shares”) issued pursuant to that certain Amendment and Plan of Merger (the “Merger Agreement”), dated as of November 15, 2006, as amended, to which the Company is a party. All of the shares are being registered on behalf of certain selling stockholders of the Company.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. We have examined and relied upon signed copies of the Registration Statement to be filed with the Commission, resolutions adopted by the board of directors of the Company as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions set forth above.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We assume that the appropriate action has been taken to register and qualify the Securities under all applicable state securities or “blue sky” laws.

SunPower Corp.

January 24, 2007

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid, and nonassessable.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We also consent to the reference to this firm under the heading “Legal Matters” in either Prospectus or in any Prospectus Supplement constituting a part of the Registration Statement, and in any amendment thereto. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Jones Day

Jones Day